Exhibit 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS
JUNE 30, 2005 AND DECEMBER 31, 2004

	JUN 30	DEC 31
	2005	2004
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	201,852	181,195
Municipal bonds	205,483	196,884
Corporate bonds	158,914	151,344
Foreign	85,047	69,978
U.S. Treasury and agency obligations	35,219	28,905
Equity securities	25,796	23,201
Mortgage-backed securities	289	295

TOTAL INVESTMENTS	712,600	651,802

NOTE: These totals are the sum of three separate line item amounts on the condensed consolidated balance sheets contained herein as:

	JUN 30	DEC 31
	2005	2004
	($000 omitted)
Short-term investments	201,852	181,195
Investments – statutory reserve funds	429,824	401,814
Investments – other	80,924	68,793

	712,600	651,802